LightPath Technologies, Inc. 8-K

Exhibit 99.3

LIGHTPATH TECHNOLOGIES, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

PURPOSE

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of LightPath Technologies, Inc. (the “Company”), is to carry out the responsibilities delegated by the Board relating to the Company’s director nominations process and procedures, developing, maintaining, and monitoring compliance with the Company’s corporate governance policies, guidelines and activities.

MEMBERSHIP

The membership of the Committee shall consist of at least three directors, each of whom shall meet the independence requirements established by the Board, if any, and applicable laws, rules, and regulations of the Securities and Exchange Commission and NASDAQ.

The Committee members shall be appointed by the Board based on recommendations from this Committee. The Committee members shall be appointed for one-year terms and shall serve for such term or terms as the Board may determine or until earlier removal, resignation, or death. The Board may remove any Committee member at any time with or without cause.

STRUCTURE AND OPERATIONS

The Committee Chairperson shall be the independent Chairman of the Board, otherwise it will be the Lead Independent Director. The Committee shall meet at least twice a year at such times and places as it deems necessary to fulfill its responsibilities. Additional meetings may occur as a majority of the Committee members or its Chairperson deems advisable. The Committee shall cause to be kept adequate minutes of all its proceedings, and shall regularly report to the Board regarding its actions and activities and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

AUTHORITY

The Committee shall have the authority, in its sole discretion, to select, retain, and obtain the advice of professionals, including outside counsel, other advisors, and director search firms, as the Committee deems necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation and oversee the work of such professionals. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its professionals, including its search consultants, outside counsel, and any other advisors.

The Committee may form and delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees or one or more designated Committee members, as the Committee deems appropriate in its sole discretion.

DUTIES AND RESPONSIBILITIES

The Committee shall have the following authority and responsibilities:

1.	To determine the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”).

2.	To identify, recruit, and screen candidates for the Board, consistent with criteria approved by the Board. The Committee shall consider any director candidates recommended by the Company’s stockholders pursuant to the procedures described in the Company’s proxy statement. The Committee shall also consider any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules, and regulations, and the provisions of the Company’s charter documents;

3.	To make annual recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board;

4.	To review the Board’s committee structure and composition and to make annual recommendations to the Board regarding the appointment of directors to serve as members of each committee of the Board (including this Committee);

5.	To oversee the Company’s corporate governance practices and procedures, including identifying best practices [and monitor compliance with such practices and procedures];

6.	To review and recommend to the Board for approval any changes to (i) the documents, policies, and procedures in the Company’s corporate governance framework, including the Company’s Certificate of Incorporation, Bylaws, and (ii) the charters of other Board committees after consultation with the respective committee chairpersons;

7.	To develop, subject to approval by the Board, a process for an annual evaluation of the Board and its committees and to oversee the conduct of this annual evaluation in order to facilitate the directors’ fulfillment of their responsibilities in a manner that serves the interests of the Company’s stockholders;

8.	To annually review the Board’s committee structure and composition and to make recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairperson as needed;

9.	If a vacancy on the Board and/or any Board committee occurs, to identify and make recommendations to the Board regarding the selection and approval of candidates to fill such vacancy either by stockholder election or appointment by the Board;

10.	To oversee a Company developed orientation program for new directors and a continuing education program for current directors, periodically review these programs, and update them as necessary;

11.	To develop and recommend to the Board for approval standards for determining whether a director has a relationship with the Company that would impair its independence;

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12.	To review and discuss with management disclosure of the Company’s corporate governance practices, including information regarding the operations of the Committee and other Board committees, director independence, and the director nomination process, and to recommend that this disclosure be, included in the Company’s proxy statement or Annual Report on Form 10-K, as applicable; and

13.	To review and assess the adequacy of this Charter at least annually and recommend any proposed changes to the full Board for approval.

Adopted by the Board of Directors on April 28, 2016.

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